EVERMORE FUNDS TRUST
THIRD AMENDMENT
TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS THIRD AMENDMENT effective January 1, 2016, to the Transfer Agent Servicing Agreement (the "Agreement") dated as of December 2, 2009, as amended August 1, 2011 and January 29, 2013, between EVERMORE FUNDS TRUST, a Massachusetts trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Section 12. Term of Agreement; Amendment is hereby superseded and replaced with the following:

12.  Term of Agreement; Amendment
This Agreement shall become effective as of January 1, 2016 and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

2015	1

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

EVERMORE FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Eric LeGoff	By: /s/Michael R. McVoy
Name: Eric LeGoff	Name: Michael R. McVoy
Title: CEO	Title: Executive Vice President

2015	2